ADOBE INC.
2020 EXECUTIVE SEVERANCE PLAN
IN THE EVENT OF A CHANGE OF CONTROL
Effective as of December 13, 2020
Adobe Inc., a Delaware corporation (the “Company”), recognizes that a potential Change of Control can be a distraction to employees and cause them to consider employment alternatives to the detriment of the Company and its stockholders. The Executive Compensation Committee of the Board of Directors of the Company (the “Board”) considers it in the best interests of its stockholders to take appropriate steps to retain its key management personnel. The purpose of this Adobe Inc. 2020 Executive Severance Plan in the Event of a Change of Control (this “Plan”) is to reinforce and encourage the continued attention, objectivity and retention of key employees during a time of uncertainty in connection with a potential Change of Control by providing the assurance of specified benefits to eligible key employees whose employment may terminate under the circumstances set forth in this Plan.
The Company hereby adopts this Plan, effective as of December 13, 2020, for the benefit of certain key employees of the Participating Company Group.
Section 1.    Definitions.
    1.1    “Accounting Firm” means the Company’s independent accounting firm or, if that firm is unable or unwilling to perform the calculations required under this Plan, another national accounting firm designated by the Company.
    1.2    “Actual Award” has the meaning in the applicable Performance Share Program, as amended by Section 2.3(b) below.
    1.3    “Base Salary” means the Participant’s annual base salary in effect as of the applicable time set forth in this Plan.Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.
    1.4    “Cause” means a Participant’s: (i) theft, dishonesty or falsification of any employment or Participating Company Group records, (ii) improper disclosure of a Participating Company’s material confidential or proprietary information, (iii) intentional act which has a material detrimental effect on the Participating Company Group’s reputation or business, (iv) continued failure to perform any reasonably assigned duties, which failure is not cured within thirty (30) days following written notice of failure from the Participating Company, (v) gross misconduct, or (vi) felony conviction.
    1.5    “Certification Date” has the meaning set forth in the applicable Performance Share Program.
    1.6    “Change of Control” means:
        (a)    any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities during a period of twelve (12) consecutive months ending on the date of the most recent acquisition by such person or persons;

        (b)    during any period of twelve (12) consecutive months (commencing on or after the Effective Date), a majority of the Board ceases to consist of directors who either (i) were directors at the beginning of that period or (ii) subsequently became directors and whose appointment or election by the Board, or nomination for election by the Company’s stockholders, was approved by a majority of the then serving directors ((i) and (ii), the “Incumbent Directors”). Any individual who becomes a director in connection with an actual or threatened election contest with respect to directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will not be considered an Incumbent Director;
        (c)    a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”) occurs in which the stockholders of the Company immediately prior to the Transaction do not, immediately after the Transaction, own securities representing at least 50% of the combined voting power of the Company, a parent of the Company or other surviving entity resulting from the Transaction (counting, for this purpose, only those securities held by the Company’s stockholders immediately after the Transaction that were received in exchange for, or represent their continuing ownership of, securities of the Company held by them immediately prior to the Transaction). The acquisition of additional securities of the Company by a person or more than one person acting as a group considered to own more than 50% of the combined voting power of the Company will not constitute a Change of Control under this subsection (c); or
        (d)    one person, or more than one person acting as a group, acquires all or substantially all of the assets of the Company within a period of twelve (12) months ending on the date of the most recent acquisition by such person or persons (provided that an acquisition of assets of the Company having a total gross fair market value of less than 40% of the total gross fair market value of all of the assets of the Company immediately before the acquisition(s) will not be considered a Change of Control for purposes of this subsection (d)). For purposes of this subsection (d), gross fair market value means the value of the assets of the Company, or the value of the assets being acquired, as applicable, determined without regard to any liabilities associated with the assets.
        Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.
    1.7    “Change of Control Date” means (i) the date on which the first Change of Control occurs following the Effective Date, or (ii) in the event of a Participant’s Pre-CIC Termination, the Participant’s Date of Termination.
    1.8    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or a Treasury Regulation thereunder includes that section or regulation, any valid regulation or guidance promulgated under that section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding that section or regulation.
    1.9    “Committee” means the Executive Compensation Committee of the Board (the “ECC”) or another committee of the Board appointed by the Board.
    1.10    “Common Stock” means the common stock of the Company.
    1.11    “Company” means Adobe Inc., a Delaware corporation, and, except for purposes of determining under Section 1.6 whether or not a Change of Control has occurred, includes any successor to its business and/or assets.
    1.12    “Date of Termination” means the date of a Participant’s termination of employment with the Participating Company Group.

    1.13    “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) is receiving income replacement benefits for a period of not less than three (3) months under the Participating Company Group’s accident and health plan by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (iii) is deemed totally disabled by the Social Security Administration; or (iv) is determined to be disabled in accordance with the Participating Company’s disability insurance program under which the definition of a disability complies with the requirements under Treasury Regulation Section 1.409A3(i)(4). Any question as to the existence of a Participant’s Disability pursuant to clause (i) or clause (ii) upon which the Participant and the Participating Company Group cannot agree will be determined by a qualified independent physician selected by the Participant (or, if the Participant is unable to make a selection, by any adult member of the Participant’s immediate family), and will be approved by the Participating Company Group. The determination of a physician made in writing to the Participating Company Group and to the Participant will be final and conclusive for all purposes of this Plan.
    1.14    “Effective Date” means December 13, 2020.
    1.15    “Equity Awards” means options, stock appreciation rights, stock purchase rights, restricted stock units, restricted stock, stock bonuses and other awards that consist of, or relate to, equity securities of the Company, other than Performance Awards, that have been granted to a Participant under the Equity Plans. Equity Awards also include any shares of common stock or other securities issued pursuant to the terms of an Equity Award.
    1.16    “Equity Plans” means the Adobe Systems Incorporated 2003 Equity Incentive Plan, the Adobe Systems Incorporated 2005 Equity Incentive Assumption Plan, the Adobe Inc. 2019 Equity Incentive Plan, and any other current or future equity-based incentive plan or arrangement adopted or assumed by the Company, but excludes the Adobe Inc. 2020 Employee Stock Purchase Plan or any other plan intended to be qualified under Code Section 423.
    1.17    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
    1.18    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor provisions thereto.
    1.19    “Good Reason” means a Participant’s resignation of employment during the Term as a result of any of the following:
        (a)    For Group I Participants:
            (i)    A meaningful and detrimental alteration in the Participant’s position, titles, or the nature of status and responsibilities (including reporting responsibilities) from those in effect immediately prior to the Change of Control Date;
            (ii)    A material reduction by the Participating Company Group in (x) the Participant’s Base Salary in effect immediately prior to the Change of Control Date or as the same may be increased from time to time thereafter or a material reduction, or (y) the Participant’s target incentive opportunity percentage under the Participant’s Target Bonus in effect immediately prior to the Change of Control Date;
            (iii)    The relocation of the office of the Participating Company where the Participant is primarily employed immediately prior to the Change of Control Date (the “COC Location”) to a location that is more than fifty (50) miles away from the COC Location or the Participating Company’s requiring the Participant to be based more than fifty (50) miles away from the COC Location (except for required travel on the Participating Company’s business to the extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change of Control Date);
            (iv)    The failure by the Participating Company Group to pay or provide to the Participant with any material item of compensation or benefits promptly when due;
            (v)    The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 8.1 hereof or, if the business for which the Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of the business; or
            (vi)    A material breach by the Participating Company Group of the provisions of this Plan.
        (b)    For Group II Participants:
            (i)    A material reduction in the Participant’s duties or the nature or status of responsibilities from those in effect immediately prior to the Change of Control Date (it being presumed for purposes of this Plan that a reduction of a Participant’s job level to a level more than one level below the Participant’s job level immediately prior to the Change of Control Date constitutes a material reduction in the Participant’s duties or nature or status of responsibilities);
            (ii)    A material reduction by the Participating Company Group in (x) the Participant’s Base Salary in effect immediately prior to the Change of Control Date, or as the same may be increased from time to time thereafter or (y) the Participant’s target incentive opportunity percentage under the Participant’s Target Bonus in effect immediately prior to the Change of Control Date;
            (iii)    The relocation of the COC Location to a location that is more than fifty (50) miles away from the COC Location or the Participating Company’s requiring the Participant to be based more than fifty (50) miles away from the COC Location (except for required travel on the Participating Company’s business to the extent substantially consistent with the Participant’s customary business travel obligations in the ordinary course of business prior to the Change of Control Date);
            (iv)    The failure by the Participating Company Group to pay or provide to the Participant with any material item of compensation or benefits promptly when due;
            (v)    The failure of the Participating Company Group to obtain an agreement from any successor to assume and agree to perform the obligations of this Plan, as contemplated in Section 8.1 hereof or, if the business for which the Participant’s services are principally performed is sold at any time after a Change of Control, the failure of the Participating Company Group to obtain such an agreement from the purchaser of that business; or
            (vi)    A material breach by the Participating Company Group of the provisions of this Plan.
        Any event applicable to a Participant described above will not constitute Good Reason unless (A) it is communicated by the Participant to the Participating Company in writing within ninety (90) days following the initial existence of the event and it is not corrected by the Participating Company in a manner which is reasonably satisfactory to the Participant (including full retroactive correction with respect to any monetary matter) within thirty (30) days of the Participating Company’s receipt of the written notice from the Participant, and (B) the Participant’s resignation of employment occurs within ninety (90) days following the expiration of the Company cure period described in clause (A) above.
    1.20    “Group I Participant” means each senior management employee of a Participating Company who (i) is on the U.S. payroll, and (ii) as of the Change of Control Date is classified by the Company in its personnel records as a Senior Vice President (or any more senior role) of the Participating Company.
    1.21    “Group II Participant” means each senior management employee of a Participating Company who (i) is on the U.S. payroll, and (ii) as of the Change of Control Date is classified by the Company in its personnel records as a Vice President (or such other position determined by the Company prior to the Change of Control as equivalent thereto) of the Participating Company.
    1.22    “Involuntary Termination” means a Participant’s Separation from Service during the Term as a result of either (i) an involuntary termination of employment with the Participating Company Group other than for death, Disability or Cause, or (ii) a resignation of employment with the Participating Company Group for Good Reason; provided, however, that a Participant will not be considered to have incurred an Involuntary Termination if the Participant accepts a position with any trade or business required to be aggregated with any Participating Company pursuant to Treasury Regulation Section 1.409A-1(h)(3).
    1.23    “Notice of Termination” has the meaning set forth in Section 2.6.
    1.24    “Participating Company Group” means the Company and any present or future United States parent and/or United States direct or indirect subsidiary corporations of the Company that have been designated by the ECC as a “Participating Company” for purposes of this Plan and any successor to any of the foregoing (each such company, a “Participating Company” and collectively, the “Participating Company Group”). For purposes of this Plan, parent and subsidiary corporations are as defined in Code Sections 424(e) and 424(f) and include entities that are not corporations but are related to the Company by similar ownership levels.
    1.25    “Participant” means each Group I Participant and each Group II Participant.
    1.26    “Performance Awards” has the meaning set forth in the applicable Equity Plan, and includes without limitation, awards of performance-based restricted stock, performance-based restricted stock units, performance-based stock options and performance-based cash awards.
    1.27    “Performance Period” has the meaning set forth in the applicable Performance Share Program and the underlying Equity Plan.
    1.28    “Performance Share Program” means the specific terms of Performance Awards adopted from time to time by the Company with respect to a specific Performance Period.
    1.29    “Plan” means this Adobe Inc. 2020 Executive Severance Plan in the Event of a Change of Control, as may be amended from time to time.
    1.30    “Pre-CIC Termination” means a Participant’s Involuntary Termination on or after the date that is three (3) months prior to the first Change of Control to occur following the Effective Date but before the date of the Change of Control, provided that the Change of Control is completed.
    1.31    “Reference Bonus” means the greater of: (i) a Participant’s Target Bonus in effect for the year in which the Participant’s Involuntary Termination occurs, or (ii) a Participant’s Target Bonus in effect immediately prior to the Change of Control Date (provided if the Participant terminates employment for Good Reason due to a material reduction in the Participant’s target incentive opportunity percentage under the Participant’s Target Bonus, the Participant’s Reference Bonus in effect immediately prior to such reduction applies).
    1.32    “Reference Salary” means the greater of: (i) a Participant’s Base Salary in effect immediately prior to the date of the Participant’s Involuntary Termination, or (ii) a Participant’s Base Salary in effect immediately prior to the Change of Control Date (provided if the Participant terminates employment for Good Reason due to a material reduction in the Participant’s Base Salary, the Participant’s Reference Salary in effect immediately prior to such reduction applies).
    1.33    “Release” has the meaning set forth in Section 9.
    1.34    “Section 409A” means Code Section 409A.
    1.35    “Section 409A Limit” means two (2) times the lesser of: (i) a Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with the adjustments set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Participant’s termination of employment occurs.
    1.36    “Separation from Service” has the meaning set forth in Treasury Regulation Section 1.409A-1(h), without reference to any alternative definitions thereunder.
    1.37    “Severance Benefits” means those benefits provided to a Participant under this Plan on account of a Change of Control, as determined in accordance with Sections 2.2, 2.3, and 2.4, subject to effectiveness of the Release.
    1.38    “Severance Multiple” means (i) 2.0x with respect to Group I Participants, and (ii) 1.5x with respect to Group II Participants.
    1.39    “Target Bonus” means an amount equal to a Participant’s (i) Base Salary multiplied by the Participant’s target incentive opportunity percentage under the Participating Company’s annual incentive plan (or any successor plan then in effect), and (ii) target commissions.
    1.40    “Term” means the period of a Participant’s employment that commences on the date three (3) months prior to the first Change of Control to occur after the Effective Date and that continues until the first anniversary of the Change of Control.
    1.41    “Treasury Regulation” means a proposed, temporary or final regulation under the Code.
Section 2.    Severance Benefits.     In the event of a Participant’s Involuntary Termination during the Term, the terminated Participant will be entitled to the following benefits, subject, in the case of Sections 2.2, 2.3 and 2.4, to the effectiveness of the Release:
    2.1    Payment of Accrued Compensation. The terminated Participant will receive within five (5) days of the Date of Termination, or any earlier date required by applicable law, the full amount of all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to the terminated Participant under any Participating Company-provided plans, policies and arrangements.
    2.2    Payment of Cash Severance. The terminated Participant will receive the following cash benefits:

        (a)    The full amount of any earned but unpaid bonus for the year prior to the year in which the Involuntary Termination occurs based on actual Company and individual performance.
        (b)    An amount equal to the product of (a) the sum of the terminated Participant’s Reference Salary and Reference Bonus, multiplied by (b) the terminated Participant’s Severance Multiple.
        (c)    Except as otherwise provided in Sections 2.9 and 3.1 below, the payments in this Section 2.2 will be made in a lump sum (x) on the sixtieth (60th) day following the Participant’s Involuntary Termination, or (y) in the case of a Pre-CIC Termination, on the sixtieth (60th) day following the completion of the Change of Control.
    2.3    Vesting of Equity and Performance Awards.
        (a)    Equity Awards. Notwithstanding anything to the contrary contained in an applicable Equity Award agreement, all Equity Awards held by a terminated Participant will vest in full and, in the case of stock options, will become fully exercisable, as of: (i) the Date of Termination with respect to an Involuntary Termination other than a Pre-CIC Termination, and (ii) immediately prior to the Change of Control with respect to a Pre-CIC Termination, except as otherwise provided in Sections 2.9 and 3.1 below. If a Pre-CIC Termination occurs, the terminated Participant’s unvested Equity Awards will remain outstanding until immediately prior to the Change of Control (but in no event beyond expiration of the Equity Award’s maximum term) and vest at that time.
        (b)    Performance Awards. Except as otherwise provided in Sections 2.9 and 3.1 below, (i) with respect to a Participant’s Involuntary Termination other than a Pre-CIC Termination, the Actual Award credited to the terminated Participant under Performance Awards as of the Date of Termination will vest in full as of that date, and (ii) with respect to a Participant’s Pre-CIC Termination, the unvested Performance Awards held by the terminated Participant will remain outstanding until immediately prior to the Change of Control. Effective as of immediately prior to the Change of Control, the Actual Award credited to the terminated Participant under clause (ii) will be determined and will immediately vest. The amount of the Actual Award credited to the terminated Participant under this Section 2.3(b) will be determined in accordance with the Performance Share Program’s terms and conditions, except that if the award would otherwise thereafter be subject to vesting based on continued service to the Company or its affiliates, the award will vest in full notwithstanding any service-based vesting requirements under the Performance Share Program.
        (c)    Other Terms. If the proposed Change of Control is terminated or otherwise not completed, the terminated Participant’s unvested Equity Awards and unvested Performance Awards automatically will terminate and be forfeited immediately without becoming vested. Unless the applicable award agreement specifies otherwise, and except as otherwise provided in Sections 2.9 and 3.1 below, restricted stock units or similar awards that vest under this Section 2.3 will be settled on the sixtieth (60th) day following the vesting date. Notwithstanding anything in this Plan to the contrary, the vesting provisions applicable to a terminated Participant under the terms of an award agreement will not be less favorable to the Participant than the terms and provisions of the Participant’s awards in effect as of the Change of Control Date.
    2.4    Benefits Continuation. The Company will provide to the Participant a taxable lump sum payment on the sixtieth (60th) day following the Participant’s Involuntary Termination (which will not be grossed up for applicable income and employment taxes) in an amount equal to the monthly COBRA premium that the Participant would be required to pay to continue group health coverage in effect on the Date of Termination (which amount will be based on the premium for the first month of COBRA coverage) during the period equal to eighteen (18) months. This payment can be used for any purpose and will be made regardless of whether the Participant elects COBRA continuation coverage.

    2.5    Other Benefit Plans. A terminated Participant’s participation and rights in other benefit plans as may be provided by the Participating Company Group at the time of his/her Involuntary Termination will be governed solely by the terms and conditions of those plans, if any.
    2.6    Notice of Termination. Any termination of a Participant’s employment by a Participating Company or by the Participant during the Term will be communicated by a written notice of termination to the other party hereto (the “Notice of Termination”). The Notice of Termination will indicate the specific termination provision in this Plan relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the indicated provision.
    2.7    No Mitigation or Offset. A terminated Participant will not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise. In addition, the amount of any payment or benefit provided for in this Plan will not be reduced by any compensation earned by a terminated Participant as the result of employment by another employer, by retirement benefits paid by the Participating Company Group or another employer after the Date of Termination, or otherwise.
    2.8    Withholding. Amounts paid to a Participant hereunder are subject to all applicable federal, state and local withholding taxes.
    2.9    Application of Section 409A.
        (a)    Notwithstanding anything to the contrary in this Plan, no severance payments or benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or provided until the Participant has a Separation from Service. Similarly, no severance payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A1(b)(9) will be payable until the Participant has a Separation from Service.
        (b)    It is intended that none of the severance payments or benefits under this Plan will constitute Deferred Payments but rather will be exempt from or otherwise comply with Section 409A. A Participant will not have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments or benefits under this Plan that would be considered Deferred Payments will not be paid until the sixtieth (60th) day following the Participant’s Separation from Service, or if later, the time required by subsection (c) below. Further, except as required by subsection (c) below, any severance payments or benefits that would have been made to the Participant during the sixty (60) day period immediately following the Participant’s Separation from Service but for the preceding sentence will be paid to the Participant on the sixtieth (60th) day following the Participant’s Separation from Service and any remaining payments will be made as provided in this Plan.
        (c)    If a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s Separation from Service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following the Participant’s Separation from Service will become payable on the date six (6) months and one (1) day following the date of the Participant’s Separation from Service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. If the Participant dies following the Participant’s Separation from Service, but before the six (6) month anniversary of the Separation from Service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute a separate and distinct payment under Treasury Regulation Section 1.409A-2(b)(2).

        (d)    Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments.
        (e)    Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit will not constitute Deferred Payments.
        (f)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Plan will be subject to the additional tax imposed under Section 409A. Any ambiguities herein will be interpreted accordingly. The Company reserves the right to amend this Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of benefits under this Plan or imposition of any additional tax. In no event will the Company reimburse a Participant for any taxes that may be imposed on the Participant as result of Section 409A.
Section 3.    Limitation on Payment of Benefits.
    3.1    Parachute Payments. If the Accounting Firm determines that any amount payable to a Participant under this Plan, alone or when aggregated with any other amount payable or benefit provided to the Participant pursuant to any other plan or arrangement of the Participating Company Group, would constitute an “excess parachute payment” within the meaning of Code Section 280G, then the Participant’s payments and benefits under this Plan or other payments and benefits (the “280G Amounts”) will be either (a) delivered in full, or (b) delivered as to a lesser amount that would result in no portion of the 280G Amounts being subject to the excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by the Participant on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Code Section 4999. The Company will request a written determination by the Accounting Firm of whether the full amount of the payments to the Participant, or a lesser amount, will result in the greatest after-tax benefit to the Participant. As soon as practicable thereafter, the Accounting Firm will determine and report to the Company and the Participant the amount of the payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of the determination, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant will furnish to the Accounting Firm the information and documents as the Accounting Firm may reasonably request in order to make their required determination. The Company will bear all fees and expenses the Accounting Firm may reasonably charge in connection with its services contemplated by this Section 3.1. If a reduced amount will give rise to the greatest after-tax benefit, the reduction in the payments and benefits will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards (including Performance Awards) other than stock options; (iii) cancellation of accelerated vesting of stock options; and (iv) reduction of other benefits payable to the Participant. Within any foregoing category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. If accelerated vesting of equity awards (including Performance Awards) is to be reduced, vesting will be reduced in the reverse order of the date of grant. The Participant will not have any discretion with respect to the ordering of the reductions of payments and benefits.
    3.2    Non-Duplication of Benefits. The benefits provided under this Plan will be in lieu of any other severance plan and/or retention benefits provided by any Participating Company. The Severance Benefits and other benefits provided under this Plan will be reduced by any severance paid or provided to a Participant by a Participating Company under any other plan or arrangement, including any pay in lieu of notice under the WARN Act.

    3.3    Indebtedness of Participant. If a Participant is indebted to the Participating Company Group on the Participant’s Date of Termination, the Company reserves the right to offset any benefits under this Plan by the amount of the indebtedness.
Section 4.    Plan Administration, Amendment and Termination.
    4.1    Administration by the Committee. This Plan will be administered by the Committee. The Participating Company Group will indemnify and hold harmless the members of the Committee from and against all liabilities, claims, demands and costs, including reasonable attorneys’ fees and expenses of legal proceedings, incurred by the Committee which arise as a result of membership on the Committee.
    4.2    Committee Powers and Responsibilities. Subject to the terms of this Plan, the Committee will have all power and authority necessary to administer this Plan, including but not limited, in its discretion, to:
        (a)    Determine which individuals are eligible for Severance Benefits, the amount of Severance Benefits to which any employee may be entitled, whether a Participant is a Group I Participant or Group II Participant and all other matters pertaining to this Plan, including interpretation of its provisions; and
        (b)    Amend this Plan to the extent deemed necessary or desirable to comply with all applicable laws and regulations, including but not limited to Section 409A.
    4.3    Decisions of the Committee. Decisions of the Committee made in good faith will be final, conclusive and binding upon all persons, including Participants and their legal representatives. Any discretion granted to the Committee will be exercised in accordance with any rules and policies the Committee may establish from time to time.
    4.4    Plan Amendment. This Plan may be amended by the Committee (i) for the purposes specified in Section 4.2(b), (ii) to increase the amount and/or type of Severance Benefits provided by this Plan, and (iii) to extend the Plan termination date as provided in Section 4.5. Except as provided in this Section 4.4, this Plan may not be amended prior to its date of termination, or, if this Plan is extended as provided in this Section 4.4, the date on which it would have terminated under Section 4.5 had it not been extended.
    4.5    Plan Termination. This Plan will terminate automatically three (3) years from the Effective Date unless extended by the Committee or unless a Change of Control occurs prior thereto. If a Change of Control occurs prior to three (3) years from the Effective Date, this Plan will terminate on the later of (i) the one (1)-year anniversary of the Change of Control and (ii) the date of payment of all Severance Benefits due under this Plan.
Section 5.    Claims, Inquiries and Appeals. Any application or request for benefits, inquiries about this Plan or inquiries about payment or future rights under this Plan must be submitted to the Committee in writing by an individual (or his or her authorized representative) (the “Applicant”) to the following address:
Adobe Inc.
Attention: Executive Compensation Committee
345 Park Avenue
San Jose, CA 95110-2704
    5.1    Denial of Claims. The Applicant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Applicant receives written notice from the Committee before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, which extension will not extend more than one hundred eighty (180) days after the day the claim is filed. A notice of extension must describe the special circumstances that require the extension and provide an expected date of decision.
    5.2    Manner and Content of Denial of Initial Claims. If the Committee denies a claim, it must provide to the Applicant, in writing or by electronic communication: (a) the specific reasons for the denial; (b) a reference to the Plan provision upon which the denial is based; (c) a description of any additional information or material that the Applicant must provide in order to perfect the claim; (d) an explanation of why the additional material or information is necessary; (e) a description of the Plan’s review procedures and the time limits applicable to the procedures; and (f) a statement of the Applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the initial denial.
    5.3    Appeal of Denied Claim. A request for review of a denied claim must be made in writing to the Committee within sixty (60) days after the Applicant receives notice of denial. The decision upon review will be made within sixty (60) days after the Committee receives a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after the Committee’s receipt of a request for review. A notice of extension must be provided to the Applicant within the initial sixty (60) day period and must explain the special circumstances that require the extension and provide an expected date of decision. The Committee will afford the Applicant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Committee. The Committee will take into account all comments, documents, records and other information submitted by the Applicant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
    5.4    Decision on Review. Upon completion of its review of an adverse initial claim determination, the Committee will give the Applicant, in writing or by electronic notification, a notice containing: (a) its decision; (b) the specific reasons for the decision; (c) the relevant Plan provisions on which its decision is based; (d) a statement that the Applicant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Applicant’s claim for benefits; (e) a statement describing the Applicant’s right to bring an action for judicial review under Section 502(a) of ERISA; and (f) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Applicant upon request.
    5.5    Disability Claims. If a claim involves a decision as to the Participant’s Disability, the deadlines for the determination on the claim and any appeal may be expedited and, if the claim is denied, additional information may be included in the notice of claim denial. In addition, any appeal of such a claim will be decided by the ECC, which will not afford any deference to the Committee’s initial determination on the claim. The Applicant will be provided more information regarding these special procedures upon the submission of such a claim.
    5.6    Rules and Procedures. The Committee will establish rules and procedures, consistent with this Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Committee may require an Applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the Applicant’s own expense.
    5.7    Calculation of Time Periods. For purposes of the time periods specified in this Section 5, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to an Applicant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Applicant until the date the Applicant responds.
    5.8    Exhaustion of Remedies. No legal action for benefits under this Plan may be brought until the Applicant (a) has submitted a written application for benefits in accordance with this Section 5, (b) has been notified by the Committee that the application is denied, (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 5.3 above and (d) has been notified that the Committee has denied the appeal. Notwithstanding the foregoing, if the Committee does not respond to an Applicant’s claim or appeal within the relevant time limits specified in Sections 5.2 and 5.4, the Applicant may proceed with a legal action for benefits.
Section 6.    Legal Fees and Expenses. The Company will pay or reimburse a Participant for all costs and expenses (including, without limitation, court costs and reasonable legal fees and expenses which reflect common practice with respect to the matters involved) incurred by the Participant as a result of any bona fide claim, action or proceeding (a) arising out of the Participant’s termination of employment during the Term, (b) contesting, disputing or enforcing any right, benefits or obligations under this Plan, or (c) arising out of or challenging the validity, advisability or enforceability of this Plan or any provision thereof (the “Legal Reimbursements”). The Legal Reimbursements will be paid by the Participating Company Group promptly (but in no event more than five (5) business days) following receipt of a written request for payment or reimbursement, as the case may be. It is intended that each installment of payments under this Section 6 is a separate and distinct “payment” for purposes of Section 409A. The Legal Reimbursements also are subject to the following requirements: (i) the Legal Reimbursements are payable only during the Participant’s lifetime, (ii) the expenses that are eligible to be reimbursed to the Participant as Legal Reimbursements during one calendar year may not affect the expenses eligible to be reimbursed to the Participant as Legal Reimbursements during any other calendar year, (iii) in no event will the Legal Reimbursements be provided to the Participant after the last day of the calendar year following the calendar year in which the applicable expense was incurred, and (iv) the right to the Legal Reimbursements is not subject to liquidation or exchange for any other benefit.
Section 7.    Miscellaneous.
    7.1    No Contract of Employment. Nothing in this Plan gives any Participant any right to be retained in the employ of the Participating Company Group.
    7.2    ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Participating Company Group.
    7.3    Source of Payments. All cash payments provided under this Plan, other than payments made pursuant to any other Participating Company Group employee benefit plan which provides otherwise, will be paid from the general funds of the Participating Company Group, and no special or separate fund will be established, and no other segregation of assets made, to assure payment. If any person acquires a right to receive payments from the Participating Company Group under this Plan, this right will be no greater than the right of an unsecured creditor of the Participating Company Group.
    7.4    Notice. Notices and all other communications provided for in this Plan will be in writing and will be deemed to have been duly given when delivered or mailed by overnight courier or United States registered mail, return receipt requested, postage prepaid, addressed to the Executive Compensation Committee, Adobe Inc., 345 Park Avenue, San Jose, California 95110-2704, with a copy to the General Counsel of the Company, or to a Participant at the address set forth in the Participating Company Group’s payroll records or to any other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

    7.5    Nonalienation of Benefits. Participants may not assign, transfer, pledge as security for indebtedness or otherwise encumber any benefit or potential benefit under this Plan.
    7.6    Validity. The invalidity or unenforceability of any provision of this Plan will not affect the validity or enforceability of any other provision of this Plan, which will remain in full force and effect.
    7.7    Headings. The headings contained in this Plan are intended solely for convenience of reference and do not affect the rights of the parties to this Plan.
    7.8    Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of California to the extent the laws are not preempted by ERISA.
Section 8.    Successors; Binding Agreement.
    8.1    Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume and agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place; provided, however, that no assumption will relieve the Company of its obligations hereunder. As used in this Section 8, the “Company” includes the Company as defined in Section 1.11 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.
    8.2    Enforceability; Beneficiaries. This Plan will be binding upon and inure to the benefit of each Participant (and the Participant’s personal representatives and heirs) and the Company and any successor organization to the Company’s business or assets, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law. This Plan will inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant dies while any amounts would still be payable hereunder if the Participant had continued to live, all such amounts, unless otherwise provided herein (for example, Legal Reimbursements are payable only during the Participant’s lifetime), will be paid in accordance with the terms of this Plan to the Participant’s devisee, legatee or other designee or, if there is no designee, to the Participant’s estate.
Section 9.    Release of Claims. Each Participant must execute and allow to become effective a release of claims in a form satisfactory to the Committee (the “Release”) in order to receive Severance Benefits. Execution of the Release must occur on or after the Date of Termination and the Release must become effective no later than (i) sixty (60) days after the Participant’s Separation from Service with respect to an Involuntary Termination other than a Pre-CIC Termination, or (ii) sixty (60) days after a Change in Control with respect to a Pre-CIC Termination. The date on which the Release becomes effective is the “Release Effective Date.” Severance Benefits will not be paid to a Participant prior to the Release Effective Date. The first Severance Payment will include any Severance Benefits that would otherwise have been paid to the Participant as of the Release Effective Date but for the Release requirement, with any remaining payments to be made as provided in this Plan. The form of Release will not require the Participant to waive or release any claims or rights the Participant may have to be indemnified by the Company under applicable law or the terms of any then-effective indemnification agreement or obligation.